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                                      AMENDED
                                     SCHEDULE A
                              DATED NOVEMBER 19, 1997
                          TO THE ADMINISTRATION AGREEMENT
                               DATED AUGUST 18, 1995
                                      BETWEEN
                             STI CLASSIC VARIABLE TRUST
                                        AND
                                 SEI FUND RESOURCES


Fees: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the Portfolios listed in Schedule B hereto (the "Portfolios") at an annual rate of the average daily net assets of each such Portfolio and each Portfolio of the STI Classic Funds, which is calculated daily and paid monthly, as set forth below:


            .12% on first $1 billion
            .09% on the next $4 billion
            .07% on the next $3 billion
            .065% on the next $2 billion
            .06 % thereafter


Term: Pursuant to Article 7, the term of this Agreement shall remain in effect until June 30, 2001. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.



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